Exhibit 15

Independent Accountants' Report



To the Stockholders and Board of Directors
QuadraMed Corporation ("QuadraMed")
San Rafael, California




We have reviewed the accompanying condensed consolidated balance sheet of QuadraMed and its subsidiaries as of March 31, 2001, and the related condensed consolidated statements of operations and cash flows for the three months ended March 31, 2001 and 2000. These condensed consolidated financial statements are the responsibility of QuadraMed's management.


We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.


Based on our review, we are not aware of any material modifications that should be made to the accompanying condensed consolidated financial statements referred to above for them to be in conformity with generally accepted accounting principles.


We have audited, in accordance with generally accepted auditing standards, the consolidated balance sheet as of December 31, 2000, and the related consolidated statements of operations, changes in stockholders' equity and comprehensive loss, and cash flows for the year then ended (not presented herein); and in our report dated March 6, 2001, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 2000, is fairly stated in all material respects in relation to the consolidated balance sheet from which it has been derived.


Pisenti & Brinker LLP




Petaluma, California
May 3, 2001